Exhibit 10.2

SONOSITE, INC.
2005 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT (NONSTATUTORY)

(with change of control provision)

        THIS STOCK OPTION AGREEMENT (the "Agreement"), dated <GRANT DATE> ("Grant Date") between SonoSite, Inc., a Washington corporation (the "Company"), and <EMPLOYEE NAME> ("Optionee"), is entered into as follows:

WITNESSETH:

        WHEREAS, the Company has established the 2005 Stock Incentive Plan (the "Plan"), a copy of which can be found on the E*Trade Financial website: https://us.etrade.com/e/t/user/login_sp or by written or telephonic request to the Stock Plan Administrator, and which Plan is made a part hereof; and

        WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the "Committee") has determined that Optionee shall be granted an option under the Plan as hereinafter set forth;

        The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee an option (this "Option") to purchase <SHARES> shares of its $0.01 par value Common Stock (the "Shares") upon the terms and conditions set forth in this Agreement.

1.      Plan Award.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.      Exercise Price.  The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be <PRICE> per Share.

3.      Transferability.  This Option generally is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime; provided however that this Option may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to "Immediate Family Members" (as defined below) of the Optionee.  "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

4.      Vesting and Exercise of Option.  Subject to Optionee's not experiencing a Termination of Employment during the following vesting term, Optionee shall vest and earn the right to exercise this Option on the following schedule:  ______________________.      Additional vesting may apply under circumstances specified in Section 8 below.

5.      Expiration.  This Option will expire seven (7) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 4 above and subject to earlier termination upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before <EXPIRE DATE> (the "Expiration Date"). If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend.  Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option's expiration.

6.      Exercise Mechanics.  This Option may be exercised by delivering to the Stock Plan Administrator at its head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved.  The notice must be accompanied by the payment of the full Option exercise price of such Shares.  Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below.  Payment of the Option exercise price may be in cash (including check or wire transfer), through an approved cashless-brokered exercise program, with shares of the Company's Common Stock or a combination thereof to the extent permissible under Applicable Law; provided, however, that any permitted method of payment shall be in strict compliance with all procedural rules established by the Committee.

7.      Termination of Employment.  All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee's Termination of Employment except as set forth in this Section 7.  The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee's Termination of Employment shall terminate and expire effective immediately upon such date.  With respect to the vested and exercisable portion of the Option, and subject to the next following sentence:

      (i)      In the event of Termination of Employment other than as a result of Optionee's death or disability, Optionee shall have 90 days to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment; provided that if during any part of such 90 day period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of 90 days after the date of Termination of Employment; provided further that if during any part of such 90 day period, the Shares issued upon exercise of the Option may not be sold because Optionee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Policy Regarding Special Trading Procedures, the Option shall not expire until Optionee shall have had an aggregate of 90 days after the date of Termination of Employment during which Optionee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy; and provided further that notwithstanding the foregoing , in no event may this Option be exercised more than one year after the date of Termination of Employment; and

      (ii)      In the event of Termination of Employment as a result of Optionee's death or disability (including a Total and Permanent Disability), Optionee shall have one (1) year to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 5 above.

8.      Change in Control.  Notwithstanding any contrary vesting period or other limitation or restriction in this Agreement or the Plan, in the event of a Change in Control (as defined in Section 2(i) of the Plan), this Option shall become fully vested and exercisable, effective as of immediately prior to and contingent upon consummation of the Change of Control, and shall remain exercisable thereafter for the period specified in the definitive agreement relating to the Change of Control, or if not so specified in such agreement then until the Expiration Date (without regard to any earlier termination otherwise specified in Section 7 above).

9.      Tax Matters.  Regardless of any action the Company or Optionee's employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee's responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Optionee's liability for Tax-Related Items. Prior to the exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee's wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  In addition, Optionee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee's participation in the Plan or Optionee's purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee's obligations in connection with the Tax-Related Items.   Although Optionee is being provided in the Plan prospectus a description of certain tax consequences of transactions related to the Option, Optionee remains responsible for all such tax consequences and the Company shall not be deemed to provide any individual tax advice with respect thereto.

10.      Optionee Consents.  By accepting the grant of this Option, Optionee acknowledges and agrees that:

      (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

      (ii) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if options have been granted repeatedly in the past;

      (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

      (iv) Optionee's participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate Optionee's employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

      (v) Optionee is participating voluntarily in the Plan;

      (vi) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee's employment contract, if any; and this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

      (vii) in the event that Optionee is not an employee of the Company, this Option grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;

      (viii) the future value of the underlying Shares is unknown, may increase or decrease in the future, and cannot be predicted with certainty;

      (x) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of Optionee's employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Optionee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

      (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Optionee's employment (whether or not in breach of local labor laws), Optionee's right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Optionee's right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Optionee's active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of this Option.

11.       Data Transfer.  Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.  Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee's favor for the purpose of implementing, managing and administering the Plan ("Data").  Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee's country.  Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative.  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.  Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Optionee understands that refusing or withdrawing consent may affect Optionee's ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Stock Plan Administrator at the Company.

12.       Copies of Plan Materials.  Optionee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from E*Trade Financial Website referenced above and shareholder information, including copies of any annual report, proxy statement and Form 10-K, from the investors section of the Company's website at http://www.sonosite.com.  Optionee acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Stock Plan Administrator.  If Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

13.       Entire Agreement; Plan Controls.  The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee's interest except by means of a writing signed by the Company and Optionee.  In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern.  Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.  Certain other important terms governing this Agreement are contained in the Plan.